Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS SECOND QUARTER 2026 RESULTS

Second Quarter 2026 total revenue increased 4.6% and comparable store sales increased 2.3%

Sunbury, PA (August 4, 2026) – Weis Markets, Inc. (NYSE: WMK) (“Weis Markets”, or the “Company”) today reported its financial results for the 13-week second quarter and 26-week year-to-date ended June 27, 2026.

“Customers remain focused on affordability and value, which continues to impact how they shop our stores,” said Weis Markets, Inc. Chairman, President and CEO Jonathan H. Weis. “To support them, we have increased our investment in promotions and targeted loyalty marketing while maintaining strong in-stock conditions and a consistent shopping experience. Customers continue to respond to these offerings, as reflected in sales growth at our newer stores. We are grateful to our associates for their continued commitment to serving our customers and supporting our business.”

Second Quarter 2026 Results

Total revenue was $1.28 billion for the 13-week second quarter ended June 27, 2026, compared to $1.22 billion for the same period in 2025, a 4.6% increase. Pharmacy revenue growth was unfavorably impacted by approximately $10.71 million from pricing headwinds related to the Inflation Reduction Act Medicare maximum fair price provisions, which became effective January 1, 2026. Second quarter comparable store sales increased 2.3% on an individual year-over-year basis and increased 4.1% on a two-year stacked basis.

The Company’s second quarter net income was $22.86 million compared to $25.28 million in 2025, a 9.6% decrease. Based on weighted-average shares outstanding, second quarter earnings per share were $0.92 compared to $0.96 per share for the same period in 2025.

Year-To-Date 2026 Results

Total revenue was $2.53 billion for the 26-week year-to-date ended June 27, 2026, compared to $2.42 billion for the same period in 2025, a 4.6% increase. Pharmacy revenue growth was unfavorably impacted by approximately $18.19 million from pricing headwinds related to the Inflation Reduction Act Medicare maximum fair price provisions, which became effective January 1, 2026. Year-to-date comparable store sales increased 2.2% on an individual year-over-year basis and increased 3.6% on a two-year stacked basis.

The Company’s year-to-date net income totaled $50.71 million compared to $44.83 million in 2025, a 13.1% increase. Based on weighted-average shares outstanding, year-to-date earnings per share totaled $2.05 compared to $1.69 per share for the same period in 2025.

Quarterly Cash Dividend

The Weis Markets, Inc. Board of Directors declared on July 16, 2026, a quarterly cash dividend of $0.34 per share to shareholders of record as of July 27, 2026, payable on August 10, 2026.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer currently operating 202 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; tariffs and trade policies; business conditions and trends in the retail industry; the regulatory environment; rapidly changing technology, including cybersecurity and data privacy risks, and competitive factors, including increased competition with regional and national retailers; price pressures; further expenditures related to restatement of our financial statements; and the results of any shareholder actions associated with the restatements referenced in Note 12 on the Company’s Annual Report on Form 10-K filed for the fiscal year ended December 27, 2025. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect Management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because Management believes this metric is useful to investors and analysts. It is not recommended that the two-year stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Second Quarter – 2026

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(amounts in thousands, except shares and per share amounts)	June 27, 2026	June 28, 2025	June 27, 2026	June 28, 2025
Net sales	$1,270,858	$1,214,479	$2,522,576	$2,411,284
Other revenue	4,450	4,317	8,644	8,288
Total revenue	1,275,308	1,218,796	2,531,220	2,419,572
Cost of sales, including advertising, warehousing and distribution expenses	946,907	912,129	1,872,572	1,814,668
Gross profit on sales	328,401	306,667	658,648	604,904
Operating, general and administrative expenses	299,294	276,428	593,839	552,894
Income from operations	29,107	30,239	64,809	52,010
Investment income (loss) and interest expense	4,830	5,294	5,292	9,705
Other income (expense)	(3,280)	(2,163)	(2,068)	(1,805)
Income before provision for income taxes	30,657	33,370	68,033	59,910
Provision for income taxes	7,801	8,092	17,324	15,084
Net income	$22,856	$25,277	$50,709	$44,826

Weighted-average shares outstanding, basic and diluted	24,744,597	26,354,064	24,744,597	26,626,254
Cash dividends per share	$0.34	$0.34	$0.68	$0.68
Basic and diluted earnings per share	$0.92	$0.96	$2.05	$1.69

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Second Quarter – 2026

(Unaudited)

	Percentage Change
	13 Weeks Ended
June 27, 2026	2026 vs. 2025	2025 vs. 2024
Comparable store sales (individual year)	2.3%	1.8%
Comparable store sales (two-year stacked)	4.1
Comparable store sales, excluding fuel (individual year)	(0.4)	2.3%
Comparable store sales, excluding fuel (two-year stacked)	1.9%

	Percentage Change
	26 Weeks Ended
June 27, 2026	2026 vs. 2025	2025 vs. 2024
Comparable store sales (individual year)	2.2%	1.4%
Comparable store sales (two-year stacked)	3.6
Comparable store sales, excluding fuel (individual year)	0.4	1.7%
Comparable store sales, excluding fuel (two-year stacked)	2.1%